Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Harvard Apparatus Regenerative Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to be paid	Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	4,000,000	$5.82	$23,280,000	$147.60 per $1,000,000	$3,436.13
Total Offering Amounts								$3,436.13
Total Fee Offsets								$—
Net Fee Due								$3,436.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated Equity Incentive Plan, as amended (the “Equity Incentive Plan”) which are available for issuance pursuant to an amendment to the Equity Incentive Plan approved by the Registrant’s stockholders on July 19, 2023, plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. Such computation is based on the average of the high and low prices of the Registrant’s Common Stock as reported on the OTCQB Venture Market on November 14, 2023 with respect to trading under the ticker symbol “HRGN”.